EXHIBIT (n)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 8 to The Guardian Separate Account N Registration Statement on Form N-6 of our report dated March 26, 2004, relating to the financial statements of The Guardian Separate Account N, and our report dated February 25, 2004, relating to the consolidated financial statements of The Guardian Insurance & Annuity Company, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

New York, New York
April 26, 2004